UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 1)*

Under the Securities Exchange Act of 1934

BALTIC TRADING LIMITED

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

Y0553W103

(CUSIP Number)

January 20, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Investment Master Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 746,874 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 746,874 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 746,874 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 746,874 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 746,874 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 746,874 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 746,874 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 746,874 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 746,874 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 746,874 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 746,874 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 746,874 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 746,874 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 746,874 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 746,874 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Special Opportunities Managed Account, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,478,015 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,478,015 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,478,015 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 6.8%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SOMA Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,478,015 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,478,015 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,478,015 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 6.8%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SOMA Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,478,015 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,478,015 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,478,015 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 6.8%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,478,015 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,478,015 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,478,015 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 6.8%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,478,015 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,478,015 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,478,015 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 6.8%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Strategies Master Fund Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,259,473 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,259,473 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,259,473 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.4%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Fund Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,259,473 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,259,473 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,259,473 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.4%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Operating LP

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,259,473 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,259,473 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,259,473 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.4%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Capital LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,259,473 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,259,473 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,259,473 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.4%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ST Management Holdings LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,259,473 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,259,473 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,259,473 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.4%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Spectrum Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 585,121 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 585,121 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 585,121 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Spectrum Advisors, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 585,121 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 585,121 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 585,121 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Spectrum Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 585,121 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 585,121 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 585,121 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 7,069,483 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 7,069,483 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,069,483 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 13.8%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 7,069,483 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 7,069,483 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,069,483 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 13.8%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 4,810,010 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 4,810,010 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,810,010 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 9.4%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 4,810,010 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 4,810,010 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,810,010 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 9.4%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 7,069,483 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 7,069,483 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,069,483 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 13.8%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y0553W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 7,069,483 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 7,069,483 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,069,483 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 13.8%

12	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer Baltic Trading Limited
(b)	Address of Issuer’s Principal Executive Offices 299 Park Avenue, 12th Floor New York, New York 10171

Item 2.
(a)

Name of Person Filing
This statement is filed by (i) Apollo Value Investment Master Fund, L.P. (“Value Master Fund”), (ii) Apollo Value Advisors, L.P. (“Value Advisors”), (iii) Apollo Value Capital Management, LLC (“Value Capital Management”), (iv) Apollo Value Management, L.P. (“Value Management”), (v) Apollo Value Management GP, LLC (“Value Management GP”), (vi) Apollo Special Opportunities Managed Account, L.P. (“SOMA Fund”), (vii) Apollo SOMA Advisors, L.P. (“SOMA Advisors”), (viii) Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), (ix) Apollo SVF Management, L.P. (“SVF Management”), (x) Apollo SVF Management GP, LLC (“SVF Management GP”), (xi) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”), (xii) Apollo ST Fund Management LLC (“ST Management”), (xiii) Apollo ST Operating LP (“ST Operating”), (xiv) Apollo ST Capital LLC (“ST Capital”), (xv) ST Management Holdings LLC (“ST Management Holdings”), (xvi) Apollo Capital Spectrum Fund, L.P. (“Capital Spectrum”), (xvii) Apollo Capital Spectrum Advisors, LLC (“Capital Spectrum Advisors”), (xviii) Apollo Capital Spectrum Management, LLC (“Capital Spectrum Management”), (xix) Apollo Capital Management, L.P. (“Capital Management”), (xx) Apollo Capital Management GP, LLC (“Capital Management GP”), (xxi) Apollo Principal Holdings II, L.P. (“Principal II”), (xxii) Apollo Principal Holdings II GP, LLC (“Principal II GP”), (xxiii) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxiv) Apollo Management Holdings GP, LLC (“Management Holdings GP”).

Value Master Fund, SOMA Fund, Credit Strategies and Capital Spectrum each hold shares of the Issuer’s common stock.  Value Advisors serves as the managing general partner of Value Master Fund, and Value Capital Management serves as the general partner of Value Advisors.  Value Management serves as the manager of Value Master Fund, and Value Management GP serves as the general partner of Value Management.  SVF Management serves as the manager of SOMA Fund, and SVF Management GP serves as the general partner of SVF Management.  SOMA Advisors serves as the general partner of SOMA Fund.  SOMA Capital Management serves as the general partner of SOMA Advisors.  ST Management serves as the investment manager for Credit Strategies.  ST Operating is the sole member of ST Management.  The general partner of ST Operating is ST Capital.  ST Management Holdings is the sole member of ST Capital.  Capital Spectrum Advisors serves as the general partner of Capital Spectrum, and Capital Spectrum Management serves as the investment manager for Capital Spectrum.  Capital Management serves as the sole member and manager of Value Management GP, SVF Management GP, ST Management Holdings and Capital Spectrum Management.  Capital Management GP serves as the general partner of Capital Management.  Management Holdings serves as the sole member and manager of Capital Management GP, and Management

Holdings GP serves as the general partner of Management Holdings.  Principal II serves as the sole member and manager of Value Capital Management, SOMA Capital Management and Capital Spectrum Advisors, and Principal II GP serves as the general partner of Principal II.  Value Master Fund, Value Advisors, Value Capital Management, Value Management, Value Management GP, SOMA Fund, SOMA Advisors, SOMA Capital Management, SVF Management, SVF Management GP, Credit Strategies, ST Management, ST Operating, ST Capital, ST Management Holdings, Capital Spectrum, Capital Spectrum Advisors, Capital Spectrum Management, Capital Management, Capital Management GP, Principal II, Principal II GP, Management Holdings and Management Holdings GP are collectively referred to herein as the “Reporting Persons.”

(b)

Address of Principal Business Office or, if none, Residence
The principal office of Value Master Fund, Credit Strategies and Capital Spectrum is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1 1104, Cayman Islands.  The principal office of Value Advisors, Value Capital Management, SOMA Fund, SOMA Advisors, SOMA Capital Management, Capital Spectrum Advisors, Principal II and Principal II GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of each of Value Management, Value Management GP, SVF Management, SVF Management GP, ST Management, ST Operating, ST Capital, ST Management Holdings, Capital Spectrum Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)

Citizenship
Value Advisors, Value Management, SOMA Fund, SOMA Advisors, SVF Management, ST Operating, Capital Management, Principal II and Management Holdings are each Delaware limited partnerships.  Value Capital Management, Value Management GP, SOMA Capital Management, SVF Management GP, ST Management, ST Capital, ST Management Holdings, Capital Spectrum Advisors, Capital Spectrum Management, Capital Management GP, Principal II GP and Management Holdings GP are each Delaware limited liability companies. Value Master Fund and Capital Spectrum are each exempted limited partnerships registered in the Cayman Islands.  Credit Strategies is an exempted company incorporated in the Cayman Islands with limited liability.

	(d)	Title of Class of Securities Common stock, par value $0.01
	(e)	CUSIP Number Y0553W103

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.

	(a)	Amount beneficially owned:

		Value Master Fund:	746,874
		Value Advisors:	746,874
		Value Capital Management:	746,874
		Value Management:	746,874
		Value Management GP:	746,874
		SOMA Fund	3,478,015
		SOMA Advisors	3,478,015
		SOMA Capital Management	3,478,015
		SVF Management	3,478,015
		SVF Management GP	3,478,015
		Credit Strategies:	2,259,473
		ST Management:	2,259,473
		ST Operating:	2,259,473
		ST Capital:	2,259,473
		ST Management Holdings:	2,259,473
		Capital Spectrum:	585,121
		Capital Spectrum Advisors:	585,121
		Capital Spectrum Management:	585,121
		Capital Management:	7,069,483
		Capital Management GP:	7,069,483
		Principal II:	4,810,010
		Principal II GP:	4,810,010
		Management Holdings:	7,069,483
		Management Holdings GP:	7,069,483

Value Master Fund, SOMA Fund, Credit Strategies and Capital Spectrum each disclaims beneficial ownership of all shares of common stock of the Issuer included in this report other than the shares of common stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.  Value Advisors, Value Capital Management, Value Management, Value Management GP, SOMA Advisors, SOMA Capital Management, SVF Management, SVF Management GP, ST Management, ST Operating, ST Capital, ST Management Holdings, Capital Spectrum Advisors, Capital Spectrum Management, Capital Management, Capital Management GP, Principal II, Principal II GP, Management Holdings and Management Holdings GP , and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers of Principal II GP, and the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of common stock of the Issuer included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

	Value Master Fund:	1.5%
	Value Advisors:	1.5%
	Value Capital Management:	1.5%
	Value Management:	1.5%
	Value Management GP:	1.5%
	SOMA Fund	6.8%
	SOMA Advisors	6.8%
	SOMA Capital Management	6.8%
	SVF Management	6.8%
	SVF Management GP	6.8%
	Credit Strategies:	4.4%
	ST Management:	4.4%
	ST Operating:	4.4%
	ST Capital:	4.4%
	ST Management Holdings:	4.4%
	Capital Spectrum:	1.1%
	Capital Spectrum Advisors:	1.1%
	Capital Spectrum Management:	1.1%
	Capital Management:	13.8%
	Capital Management GP:	13.8%
	Principal II:	9.4%
	Principal II GP:	9.4%
	Management Holdings:	13.8%
	Management Holdings GP:	13.8%

The percentage amounts are based on 51,205,241 shares of the Issuer’s common stock outstanding as of November 10, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons
	(ii)	Shared power to vote or to direct the vote:

	Value Master Fund:	746,874
	Value Advisors:	746,874
	Value Capital Management:	746,874
	Value Management:	746,874
	Value Management GP:	746,874
	SOMA Fund	3,478,015
	SOMA Advisors	3,478,015
	SOMA Capital Management	3,478,015
	SVF Management	3,478,015
	SVF Management GP	3,478,015
	Credit Strategies:	2,259,473
	ST Management:	2,259,473
	ST Operating:	2,259,473

	ST Capital:	2,259,473
	ST Management Holdings:	2,259,473
	Capital Spectrum:	585,121
	Capital Spectrum Advisors:	585,121
	Capital Spectrum Management:	585,121
	Capital Management:	7,069,483
	Capital Management GP:	7,069,483
	Principal II:	4,810,010
	Principal II GP:	4,810,010
	Management Holdings:	7,069,483
	Management Holdings GP:	7,069,483

(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons
(iv)	Shared power to dispose or to direct the disposition of:

	Value Master Fund:	746,874
	Value Advisors:	746,874
	Value Capital Management:	746,874
	Value Management:	746,874
	Value Management GP:	746,874
	SOMA Fund	3,478,015
	SOMA Advisors	3,478,015
	SOMA Capital Management	3,478,015
	SVF Management	3,478,015
	SVF Management GP	3,478,015
	Credit Strategies:	2,259,473
	ST Management:	2,259,473
	ST Operating:	2,259,473
	ST Capital:	2,259,473
	ST Management Holdings:	2,259,473
	Capital Spectrum:	585,121
	Capital Spectrum Advisors:	585,121
	Capital Spectrum Management:	585,121
	Capital Management:	7,069,483
	Capital Management GP:	7,069,483
	Principal II:	4,810,010
	Principal II GP:	4,810,010
	Management Holdings:	7,069,483
	Management Holdings GP:	7,069,483

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 26, 2015

APOLLO VALUE INVESTMENT MASTER FUND, L.P.

	By:	Apollo Value Advisors, L.P.
its managing general partner

		By:		Apollo Value Capital Management, LLC
its general partner

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO VALUE ADVISORS, L.P.

	By:	Apollo Value Capital Management, LLC
its general partner

		By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO VALUE CAPITAL MANAGEMENT, LLC

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO VALUE MANAGEMENT, L.P.

	By:	Apollo Value Management GP, LLC
its general partner

		By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO VALUE MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SPECIAL OPPORTUNITIES MANAGED ACCOUNT, L.P.

By:	Apollo SOMA Advisors, L.P.
its managing general partner

	By:		Apollo SOMA Capital Management, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SOMA ADVISORS, L.P.

By:	Apollo SOMA Capital Management, LLC
its general partner

	By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SOMA CAPITAL MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SVF MANAGEMENT, L.P.

By:	Apollo SVF Management GP, LLC
its general partner

	By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SVF MANAGEMENT GP, LLC

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:		Apollo ST Fund Management LLC
its investment manager

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ST FUND MANAGEMENT LLC

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ST OPERATING LP

By:		Apollo ST Capital LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ST CAPITAL LLC

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

ST MANAGEMENT HOLDINGS LLC

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL SPECTRUM FUND, L.P.

By:	Apollo Capital Spectrum Advisors, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL SPECTRUM ADVISORS, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL SPECTRUM MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS II, L.P.

By:	Apollo Principal Holdings II GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS II GP, LLC

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:		Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President